EXHIBIT 2.31

EXECUTION COPY
SUPPLEMENTAL INDENTURE, dated as of May 21, 2009 (this “Second Priority Supplemental Indenture”), among Satélites Mexicanos, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Issuer”), Alterna’TV International Corporation, a Delaware corporation (the “New Second Priority Guarantor”); Wells Fargo Bank, National Association, as indenture trustee (the “Second Priority Trustee”) under that certain Indenture dated as of November 30, 2006 (the “Second Priority Indenture”) among the Company, each of the Guarantors named therein, and the Second Priority Trustee.
W I T N E S S E T H :
WHEREAS, Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Second Priority Indenture.
WHEREAS, Section 9.1(3) of the Second Priority Indenture provides that the Company, when authorized by Board Resolutions, and the Second Priority Trustee may, among other things, enter into one or more indentures supplemental to the Second Priority Indenture, without the consent of any Second Priority Holder, to provide for Guarantees of the Second Priority Securities;
WHEREAS, Section 4.28(c)(iv)(a) of the Second Priority Indenture provides that any newly created or acquired Restricted Subsidiary of the Company must join the Second Priority Indenture as a Guarantor; and
WHEREAS, the Company, the Second Priority Trustee and the New Second Priority Guarantor shall execute and deliver this Supplemental Indenture.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1. Second Priority Guarantees. The New Second Priority Guarantor hereby agrees to unconditionally assume all of the rights and obligations of a Guarantor under the Second Priority Indenture as described therein.
2. Trustee. The Second Priority Trustee accepts the modification of the Second Priority Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Second Priority Indenture. Without limiting the generality of the foregoing, the Second Priority Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Second Priority Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this Supplemental Indenture.

3. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the exercise of any right, privilege, power or remedy by the Second Priority Trustee and any other Second Priority Claimholders hereunder are subject to the provisions of the Intercreditor Agreement, dated as of November 30, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Satélites Mexicanos, S.A. de C.V., HSBC Bank USA, National Association, as First Priority Collateral Trustee, and Wells Fargo Bank, National Association, as Second Priority Collateral Trustee, and certain other persons party thereto or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control as between the First Priority Collateral Trustee, the First Priority Indenture Trustee and any other First Priority Claimholders and the Second Priority Collateral Trustee, the Second Priority Indenture Trustee and any other Second Priority Claimholders.
4. Effect on Second Priority Indenture. As supplemented by this Supplemental Indenture, the Second Priority Indenture is hereby ratified and confirmed in all respects.
5. Counterparts. This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
6. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

SATÉLITES MEXICANOS, S.A. DE C.V.
By:	/s/ LUIS FERNANDO STEIN VELASCO
	Name:	Luis Fernando Stein Velasco
	Title:	CFO

By:	/s/ BERTHA ALICIA ORDAZ AVILÉS
	Name:	Bertha Alicia Ordaz Avilés
	Title:	Legal Representative

ALTERNA’TV INTERNATIONAL CORPORATION
By:	/s/ LUIS FERNANDO STEIN VELASCO
	Name:	Luis Fernando Stein Velasco
	Title:	CFO & Treasurer

By:	/s/ VERÓNICA GUTIERREZ ZAMORA GARCÍA
	Name:	Verónica Gutiérrez Zamora García
	Title:	VP Legal Affairs & Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ MARTIN REED
	Name:	Martin Reed
	Title:	Vice President
[Signature Page to the Second Priority Supplemental Indenture]